UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   December 21, 2006

DPL Inc.

(Exact Name of Registrant as Specified in Its Charter)

Ohio	1-9052	31-1163136
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1065 Woodman Drive, Dayton, Ohio	45432
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   (937) 224-6000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01            Entry into a Material Definitive Agreement.

On December 21, 2006, DPL Energy, LLC (“DPLE”), a subsidiary of DPL Inc. (the “Company”), entered into an Asset Purchase Agreement with Buckeye Power, Inc. to sell its Greenville Station electric peaking generation facility for $49.2 million in cash.  The consummation of the transaction will take place at a closing to be held at a later date assuming certain conditions have occurred.

A copy of the press release announcing the sale is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2.06            Material Impairments.

On December 21, 2006, in connection with DPLE’s decision to sell the Greenville Station electric peaking generation facility, the Company concluded that an impairment charge for the Greenville Station assets was required.  Greenville Station consists of four natural gas peaking units with an approximate summer capacity of 200 megawatts.  The Greenville Station units have a net book value of approximately $67 million.  As described in Item 1.01 above, DPLE plans to sell Greenville Station for $49.2 million in cash.

During the fourth quarter of 2006, the Company expects to record a pretax impairment charge ranging from $17 million to $19 million for the impairment of Greenville Station peaking generation assets.  The estimated amount of future cash expenditures included in this impairment charge ranges from $1 million to $2 million.

Item 9.01            Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release of DPL Inc. dated December 21, 2006.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DPL Inc.

Date: December 26, 2006	/s/ Miggie E. Cramblit
	Name:	Miggie E. Cramblit
	Title:	Vice President, General Counsel
and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description	Paper (P) or Electronic (E)

99.1	Press Release of DPL Inc. dated December 21, 2006.	E